EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  March 25, 2005

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President of Casino Operations and
Chief Financial Officer
303-582-1117 ext. 7249

Jacobs Entertainment, Inc. Reports Fourth Quarter and Year End Results for 2004

BLACK HAWK, Colorado – Jacobs Entertainment, Inc., an owner and operator of multiple gaming properties, today announced unaudited financial results for its fourth quarter and year ended December 31, 2004.

Net revenues for the fourth quarter of 2004 were $46.9 million compared to $42.6 million in the fourth quarter in the previous year.  Net loss for the fourth quarter of 2004 was $645,000 compared to a net loss of $558,000 in the same quarter in the previous year.  EBITDA for the fourth quarter ended December 31, 2004 was $6.6 million compared to $6.7 million for the fourth quarter of the prior year.

Net revenues for the year ended December 31, 2004 were approximately $189.7 million compared to $171.8 million for the year ended December 31, 2003.  Net income for the year ended December 31, 2004 was $5.0 million compared to $2.7 million for the previous year.  EBITDA for the year ended December 31, 2004 was approximately $34.1 million compared to $31.3 million for the prior year.

As previously announced, on March 2, 2005, JEI issued an additional $23 million of Senior Secured Notes under the same terms as the existing JEI notes, which carry a coupon rate of 11 7/8% per annum and mature February 2009.  Additionally, the notes were issued at a 10% premium from their principal amount resulting in a premium of $2.3 million.  The majority of the proceeds from the financing ($22.5 million) was used to purchase three truck plaza video gaming facilities in Louisiana from a related party.

Jacobs Entertainment, Inc. will host a conference call to discuss its fourth quarter and year-end operating results.  The conference call will be held at 11:00 a.m. Eastern Time on Monday, March 28, 2005, and will be hosted by Stephen R. Roark, President of Casino Operations and CFO for Jacobs Entertainment, Inc. (JEI) and Ian M. Stewart President of Pari-Mutuel and Video Poker Operations, along with other members of the management team of various subsidiary companies of JEI.

To participate in the JEI conference call on Monday, March 28, 2005 at 11:00 a.m. Eastern Time, please dial (888) 695-0608 and give confirmation code #4749134.  Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Monday, March 28, 2005 at 4:00 p.m. Eastern Time.  To access the replay, please dial (888) 203-1112 and reference the confirmation code #4749134.  The replay will run until 1:00 a.m. Eastern Time, Tuesday, April 5, 2005.

Based in Black Hawk, CO, Jacobs Entertainment is the owner and operator of the Lodge Casino at Black Hawk, the Gilpin Hotel Casino in Black Hawk, The Gold Dust West Casino in Reno, Nevada (the casino properties), Colonial Downs Racetrack, six related off-track wagering facilities and nine truck plaza video gaming facilities located in Louisiana and a share in the gaming revenues of an additional truck plaza located in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED

INCOME STATEMENT DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues:
Casinos	$26,454	$24,296	$108,347	$96,816
Truck stops	5,840	5,811	24,294	24,108
Pari-mutuel	7,914	7,537	32,946	29,189
Food, beverage, hotel, fuel & other	11,477	9,595	44,229	41,388
Promotional allowances	(4,801)	(4,639)	(20,101)	(19,652)
Net revenues	$46,884	$42,600	$189,715	$171,849

Total costs and expenses	$42,712	$38,220	$165,314	$149,603

EBITDA*	$6,640	$6,733	$34,146	$31,317

Net (loss) income	$(645)	$(558)	$4,987	$2,673

SELECTED

BALANCE SHEET DATA

	December 31,	December 31,
	2004	2003

Total assets	$242,761	$236,573
Total liabilities	$170,339	$169,138
Stockholders’ equity	$72,422	$67,435

*EBITDA  (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that management believes is useful because it allows investors and management to evaluate and compare our operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Management internally evaluates the performance of its properties using EBITDA measures, as do most analysts following the gaming industry.  EBITDA is also a component of certain key financial covenants in our debt agreements.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance.  Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA RECONCILIATION TO NET INCOME
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income as reported above	$(645)	$(558)	$4,987	$2,673
Add:
Interest, net	4,817	4,938	19,414	19,573
Depreciation and amortization	2,468	2,353	9,745	9,071
EBITDA	$6,640	$6,733	$34,146	$31,317

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